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                                                                      EXHIBIT 5


                                                      November 25, 1998



U S Diagnostic Inc.
777 South Flagler Drive, Suite 1201 East
West Palm Beach, Florida 33401

Gentlemen:

                As counsel for US Diagnostic Inc., a Delaware corporation ("USD"), we have participated in the preparation and filing of a registration statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof (the "Registration Statement") in connection with the proposed offering on behalf of selling stockholders of 1,176,472 shares of USD's Common Stock, $.01 par value (the "Shares"). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered thereby.

                Based on the foregoing, we are of the opinion that the Shares, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the Prospectus included in the Registration Statement under the captions "Legal Opinions" and "Experts."

                                                 Very truly yours,

                                                 /s/ Steel Hector & Davis LLP

                                                 STEEL HECTOR & DAVIS LLP